================================================================================




                          AGREEMENT AND PLAN OF MERGER

                                     Among

                      ENVIRONMENTAL SYSTEMS PRODUCTS, INC.

                               STONE RIVET, INC.

                                      and

                            ENVIROTEST SYSTEMS CORP.


                          Dated as of August 12, 1998



================================================================================

                                   Glossary of Defined Terms
                                  (Not Part of this Agreement)
                                  ----------------------------


Defined Term                                                        Location of Definition
------------                                                        ----------------------
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .         Preamble
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . .         Section 6.05(a)
Beneficial Owner  . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(b)
Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.05(b)
Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Recitals
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(c)
CCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.05(b)
Certificate of Merger . . . . . . . . . . . . . . . . . . . . .         Section 2.02
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . .         Section 2.09(b)
Class A Common Stock  . . . . . . . . . . . . . . . . . . . . .         Recitals
Class B Common Stock  . . . . . . . . . . . . . . . . . . . . .         Recitals
Class C Common Stock  . . . . . . . . . . . . . . . . . . . . .         Recitals
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Preamble
Company Benefit Plans . . . . . . . . . . . . . . . . . . . . .         Section 3.10(a)
Company Common Stock  . . . . . . . . . . . . . . . . . . . . .         Recitals
Company Stock Option  . . . . . . . . . . . . . . . . . . . . .         Section 1.03
Company Stock Option Plans  . . . . . . . . . . . . . . . . . .         Section 1.03
Confidentiality Agreement . . . . . . . . . . . . . . . . . . .         Section 6.04(b)
Control . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(d)
CSFB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 1.02(a)
Debt Tenders  . . . . . . . . . . . . . . . . . . . . . . . . .         Section 6.08(c)
Delaware Law  . . . . . . . . . . . . . . . . . . . . . . . . .         Recitals
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . .         Section 2.08
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . .         Section 2.02
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(e)
Environmental Permits . . . . . . . . . . . . . . . . . . . . .         Section 3.16(b)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.10(a)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . .         Section 1.02(b)
Financing Commitments . . . . . . . . . . . . . . . . . . . . .         Section 4.04
Governmental Antitrust Authority  . . . . . . . . . . . . . . .         Section 6.08(b)
Governmental Order  . . . . . . . . . . . . . . . . . . . . . .         Section 7.01(b)
Guarantor Subsidiary  . . . . . . . . . . . . . . . . . . . . .         Section 9.03(f)
Hazardous Substances  . . . . . . . . . . . . . . . . . . . . .         Section 9.03(g)
Holdings  . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 4.01
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.05(b)
Indemnification Provisions  . . . . . . . . . . . . . . . . . .         Section 6.07(a)

Defined Term                                                        Location of Definition
------------                                                        ----------------------
Intellectual Property . . . . . . . . . . . . . . . . . . . . .         Section 9.03(h)
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.10(a)
knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(i)
known . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(i)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.14(b)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . .         Section 9.03(j)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Recitals
Merger Consideration  . . . . . . . . . . . . . . . . . . . . .         Section 2.06(a)
Minimum Condition . . . . . . . . . . . . . . . . . . . . . . .         Section 1.01(a)
Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 6.08(c)
Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Recitals
Offer Documents . . . . . . . . . . . . . . . . . . . . . . . .         Section 1.01(b)
Offer to Purchase . . . . . . . . . . . . . . . . . . . . . . .         Section 1.01(b)
Option Spread . . . . . . . . . . . . . . . . . . . . . . . . .         Section 1.03
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Preamble
Parent Audited Statements . . . . . . . . . . . . . . . . . . .         Section 4.07
Parent Unaudited Statements . . . . . . . . . . . . . . . . . .         Section 4.07
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . .         Section 2.09(a)
Payment Fund  . . . . . . . . . . . . . . . . . . . . . . . . .         Section 2.09(a)
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.14(b)
Per Share Amount  . . . . . . . . . . . . . . . . . . . . . . .         Recitals
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(k)
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.10(a)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.12
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . .         Preamble
Schedule 14D-9  . . . . . . . . . . . . . . . . . . . . . . . .         Section 1.02(b)
Schedule 14D-1  . . . . . . . . . . . . . . . . . . . . . . . .         Section 1.01(b)
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(l)
SEC Rules . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(m)
SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.07(a)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.07(a)
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Recitals
Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . .         Section 6.01(a)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . .         Section 9.03(n)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . .         Section 2.01
Termination Fee . . . . . . . . . . . . . . . . . . . . . . . .         Section 8.03(a)
Transactions  . . . . . . . . . . . . . . . . . . . . . . . . .         Section 3.04

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
                                                          ARTICLE I

                                                          THE OFFER
  SECTION 1.01.  The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  SECTION 1.02.  Company Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
  SECTION 1.03.  Employee Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                                         ARTICLE II

                                                         THE MERGER
  SECTION 2.01.  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  SECTION 2.02.  Effective Time; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  SECTION 2.03.  Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  SECTION 2.04.  Certificate of Incorporation; By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  SECTION 2.05.  Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  SECTION 2.06.  Conversion of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  SECTION 2.07.  Employee Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  SECTION 2.08.  Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  SECTION 2.09.  Surrender of Shares; Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . 8

                                                          ARTICLE III

                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  SECTION 3.01.  Organization and Qualification; Subsidiaries   . . . . . . . . . . . . . . . . . . . . . .  10
  SECTION 3.02.  Certificate of Incorporation and By-laws   . . . . . . . . . . . . . . . . . . . . . . . .  10
  SECTION 3.03.  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  SECTION 3.04.  Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  SECTION 3.05.  No Conflict; Required Filings and Consents   . . . . . . . . . . . . . . . . . . . . . . .  11
  SECTION 3.06.  Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  SECTION 3.07.  SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  SECTION 3.08.  Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  SECTION 3.09.  Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  SECTION 3.10.  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  SECTION 3.11.  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  SECTION 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement   . . . . . . . . . . . . . . . . . . . .  16
  SECTION 3.13.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                     ii

                                                                                                             PAGE
                                                                                                             ----
  SECTION 3.14.  Property and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  SECTION 3.15.  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  SECTION 3.16.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  SECTION 3.17.  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  SECTION 3.18.  Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  SECTION 3.19.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  SECTION 3.20.  Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  SECTION 3.21.  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  SECTION 4.01.  Corporate Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  SECTION 4.02.  Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  SECTION 4.03.  No Conflict; Required Filings and Consents   . . . . . . . . . . . . . . . . . . . . . . . . 21
  SECTION 4.04.  Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  SECTION 4.05.  Offer Documents; Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  SECTION 4.06.  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  SECTION 4.07.  Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  SECTION 4.08.  Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 5.01.  Conduct of Business by the Company Pending the Merger  . . . . . . . . . . . . . . . . . . . 23

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  SECTION 6.01.  Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  SECTION 6.02.  Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  SECTION 6.03.  Company Board Representation; Section 14(f)  . . . . . . . . . . . . . . . . . . . . . . . . 26
  SECTION 6.04.  Access to Information; Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  SECTION 6.05.  No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  SECTION 6.06.  Employee Benefits Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  SECTION 6.07.  Directors' and Officers' Indemnification and Insurance   . . . . . . . . . . . . . . . . . . 29
  SECTION 6.08.  Further Action; Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                                                                                                            PAGE
                                                                                                            ----
  SECTION 6.09.  Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  SECTION 6.10.  Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  SECTION 6.11  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

  SECTION 7.01.  Conditions to the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 8.01.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  SECTION 8.02.  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  SECTION 8.03.  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  SECTION 8.04.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  SECTION 8.05.  Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

                                  ARTICLE IX

                              GENERAL PROVISIONS

  SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements   . . . . . . . . . . . . . . . . 34
  SECTION 9.02.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  SECTION 9.03. Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  SECTION 9.04.  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  SECTION 9.05.  Entire Agreement; Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  SECTION 9.06.  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  SECTION 9.07.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  SECTION 9.08.  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  SECTION 9.09.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

ANNEX A

         Conditions to the Offer

ANNEX B

         Employee Benefit Matters

                                   SCHEDULES


3.01  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Subsidiaries
3.03  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Capitalization
3.05(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Conflicts
3.05(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Required Filings, Consents
3.06  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Compliance
3.07(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Financial Statements
3.08  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Absence of Certain Changes or Events
3.09  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Litigation
3.10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Employee Benefits
3.11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Labor Matters
3.13  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Taxes
3.14(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Property Matters
3.15  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Intellectual Property Matters
3.16  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Environmental Matters
3.19  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Insurance
5.01(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Conduct of Business Pending the
                                                                 Merger
5.01(e) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Conduct of Business Pending the
                                                                 Merger
6.06  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Employee Benefits Matters

                 AGREEMENT AND PLAN OF MERGER dated as of August 12, 1998 (this "Agreement") among ENVIRONMENTAL SYSTEMS PRODUCTS, INC., a Delaware corporation ("Parent"), STONE RIVET, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and ENVIROTEST SYSTEMS CORP., a Delaware corporation (the "Company").

                 WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

                 WHEREAS, the Company's common stock consists of three classes as follows: Class A Common Stock, par value $.01 per share ("Class A Common Stock"), Class B Common Stock, par value $.01 per share ("Class B Common Stock") and Class C Common Stock, par value $.01 per share ("Class C Common Stock"; together with Class A Common Stock and Class B Common Stock, being hereinafter collectively referred to as "Company Common Stock"); and

                 WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of the Company's Class A Common Stock (shares of Class A Common Stock, being hereinafter collectively referred to as "Shares") for $17.25 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

                 WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

                 WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") upon the terms and subject to the conditions set forth herein; and

                 WHEREAS, Parent and Purchaser are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery hereof, certain stockholders of the Company each enter into an agreement providing for certain matters with respect to certain shares of the Company Common Stock beneficially owned by them as set forth therein and such stockholders have each agreed to execute and deliver such agreement.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

                 SECTION 1.01. The Offer. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five Business Days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that (i) at least the number of Shares, assuming conversion of all shares of Class B Common Stock and Class C Common Stock into Shares, that when added to any Shares already owned by Parent shall constitute 90 percent of the then outstanding Shares on a primary basis, and
(ii) 100 percent of the Shares that are issuable upon conversion (and assuming conversion thereof) of all of the then outstanding shares of Class B Common Stock and Class C Common Stock, shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that the Minimum Condition may not be waived without the prior approval of the Company (except that the Minimum Condition may be waived without such prior approval if at least the number of Shares, assuming conversion of all shares of Class B Common Stock and Class C Common Stock into Shares, that when added to any Shares already owned by Parent shall constitute a majority of the then outstanding Shares on a primary basis, shall have been validly tendered and not withdrawn prior to the expiration of the Offer) and that no change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A hereto or otherwise is materially adverse to the Company or the holders of Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for up to 30 Business Days beyond the scheduled expiration date (the initial scheduled expiration date being September 30, 1998) if, at the scheduled expiration date of the Offer, any of the conditions (other than the Minimum Condition or the condition specified in paragraph (g) of Annex A) to Purchaser's obligation to accept for payment, and to pay for, the Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by the SEC Rules applicable to the Offer, (iii) extend the Offer for an aggregate period of not more than ten Business Days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, the Minimum Condition shall not be satisfied or waived or (iv) extend the Offer for so long as this Agreement shall remain in effect if the condition specified in paragraph (g) of Annex A shall not be satisfied or waived; provided, however, that (A) if the waiting period under the HSR Act shall not have expired or been terminated on the scheduled expiration date of the Offer or a temporary restraining order prohibiting the purchase of the Shares shall have been issued by a court of competent jurisdiction, the Purchaser shall extend the Offer from time to time until five Business Days after the expiration or termination of the waiting period under the HSR Act or the lifting of such temporary restraining order and (B) if the condition set forth in paragraph (c) or (d) of Annex A shall not have been satisfied, the Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five Business Days after such breach is cured. The Per Share Amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

                 (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC (i) a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                 (c) In the event that, upon the expiration of the Offer (including any extension thereof made in accordance with Section 1.01(a)), the Minimum Condition shall not have been satisfied or waived, the Company shall file, and Parent and Purchaser shall use all reasonable efforts to assist the Company in filing, as promptly as practicable, but in no event later than five Business Days following such expiration date, the Proxy Statement with the SEC under the Exchange Act pursuant to Section 6.02 for the purpose of considering and taking action on this Agreement and the Merger.

                 SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on August 12, 1998, has unanimously (A) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the Transactions (such approval and adoption having been made in accordance with the provisions of Section 203 of Delaware Law) and (C) recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions, and (ii) Credit Suisse First Boston ("CSFB") has delivered to the Board an opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to the holders of Shares, a copy of the written opinion of which shall be delivered to Purchaser promptly after the date hereof. CSFB has agreed to permit the inclusion of its fairness opinion or references thereto in the Offer Documents (subject to CSFB's review and reasonable approval of the description of such fairness opinion). Subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after receiving advice from independent counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions.

                 (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after receiving advice from independent counsel, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                 (c) The Company shall promptly furnish to Purchaser mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish to Purchaser such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                 SECTION 1.03. Employee Stock Options. (a) Each stock option (a "Company Stock Option") outstanding at the time of the purchase of Shares pursuant to the Offer in accordance with Section 1.01, whether or not exercisable and whether or not vested, under any stock option plan of the Company, or any of its Affiliates or any agreement to which the Company or any of its Affiliates is a party (the "Company Stock Option Plans"), shall be canceled by the Company immediately following the purchase of Shares pursuant to the Offer in accordance with Section 1.01 and each holder of a canceled Company Stock Option shall be entitled to receive immediately thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. The Option Spread, after reduction for applicable tax withholding, if any, shall be paid in cash. No interest shall accrue or be paid on the Option Spread for the benefit of the holder of such canceled Company Stock Option.

                 (b) On the day immediately following the purchase of Shares pursuant to the Offer in accordance with Section 1.01, Purchaser shall cause to be wired to an account designated by the Company not less than three days prior to the expiration of the Offer an amount sufficient to enable the Company to make the payments required pursuant to Sections 1.03(a) and 6.06, but in no event shall such amount to be wired exceed $10,500,000.


                                   ARTICLE II

                                   THE MERGER

                 SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                 SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time").

                 SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                 SECTION 2.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of the Company shall be restated in a form acceptable to Purchaser and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that such restated Certificate of Incorporation shall be in accordance with the provisions of Section 6.07 hereof.

                 (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                 SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                 SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                 (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such share of Company Common Stock;

                 (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                 (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                 SECTION 2.07. Employee Stock Options. In the event that the Company Stock Options are not canceled pursuant to Section 1.03, each Company Stock Option outstanding at the Effective Time, whether or not exercisable and whether or not vested, under any Company Stock Option Plan, shall be canceled by the Company at the Effective Time and each holder of a canceled Company Stock Option shall be entitled to receive immediately thereafter from the Company in consideration for the cancellation of such Company Stock Option the Option Spread. The Option Spread, after reduction for applicable tax withholding, if any, shall be paid in cash. No interest shall accrue or be paid on the Option Spread for the benefit of the holder of such canceled Company Stock Option.

                 SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal for such shares of Company Common Stock in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in

         Section 2.09 of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

                 (b) The Company shall give Purchaser (i) prompt notice of any written demands for fair value, withdrawals of demands for fair value and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraised value under Section 262 of Delaware Law. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraised value of Dissenting Shares or offer to settle or settle any such demands.

                 SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent or Purchaser to act as its paying agent (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II, through the Paying Agent, cash in an amount equal to the Per Share Amount multiplied by the number of Shares (assuming the conversion of all issued and outstanding shares of Class B Common Stock and Class C Common Stock into shares of Class A Common Stock prior to the Effective Time) outstanding immediately prior to the Effective Time (such cash being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Sections 2.06(a) and 2.08 out of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

                 (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

                 (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                 (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Parent and Purchaser that:

                 SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals does not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Schedule 3.01. Except as disclosed in Schedule 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                 SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and By-Laws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision thereof.

                 SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares, 5,000,000 shares of Class B Common Stock and 5,000,000 shares of Class C Common Stock. As of the date hereof, (i) 8,842,248 Shares, 1,249,749 shares of Class B Common Stock and 2,026,111 shares of Class C Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 4,388,091 Shares, no shares of Class B Common Stock and no shares of Class C Common Stock are held in the treasury of the Company, (iii) no Shares, no shares of Class B Common Stock and no shares of Class C Common Stock are held by the Subsidiaries, (iv) 2,830,285 Shares, no shares of Class B Common Stock and no shares of Class C Common Stock are reserved for issuance pursuant to currently outstanding stock options granted pursuant to the Company's Stock Option Plans and (v) 589,660 Shares, no shares of Class B Common Stock and no shares of Class C Common Stock are reserved for issuance pursuant to stock options to be granted pursuant to the Company's Stock Option Plans. Each of the outstanding shares of capital stock or other securities of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth in this Section 3.03 or in the Certificate of Incorporation of the Company, neither the Company nor any Subsidiary has granted any options, warrants or other rights, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.03 contains a correct and complete list of all options to purchase capital stock of the Company or any Subsidiary. Except as set forth on Schedule 3.03, there are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other person other than to Subsidiaries in the ordinary course of business consistent with past practice.

                 SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 SECTION 3.05.  No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected other than conflicts or violations that do not, individually or in the aggregate, have a Material Adverse Effect, or (iii) except as set forth on Schedule 3.05(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require any third-party consents, approvals, or authorizations, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than breaches, defaults or other occurrences that do not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or Canadian federal, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and do not, individually or in the aggregate, have a Material Adverse Effect.

                 SECTION 3.06. Compliance. (a) The business and operations of the Company have been conducted in compliance with all applicable federal, state and local statutes and regulations, except where the failure to so conduct such business and operations would not, individually or in the aggregate, have a Material Adverse Effect. Except for statutory or regulatory restrictions of the business of the Company, no governmental authority has imposed any restrictions on the Company's business, which restrictions either, individually or in the aggregate, do not and, so far as the Company can reasonably foresee, will not have a Material Adverse Effect.

                 (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company has all approvals, permits and licenses from federal, state and local government agencies and government-sponsored enterprises which are required to conduct its business and (ii) all such approvals, permits and licenses are in full force and effect and are being complied with in all material respects.

                 (c) Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Material Adverse Effect.

                 SECTION 3.07. SEC Filings; Financial Statements. (a) Each of the Company and Envirotest Technologies, Inc., a Subsidiary of the Company, has filed all forms, reports and documents required to be filed by it with the SEC since September 30, 1996 and has heretofore made available to Parent, in the form filed with the SEC, (i) the Company's Annual Reports on Form 10-K for the fiscal years ended September 30, 1996 and 1997, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since September 30, 1996, and (iii) all other forms, reports and other registration statements filed by the Company with the SEC since September 30, 1996 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except for Envirotest Technologies, Inc., no Subsidiary is required to file any form, report or other document with the SEC.

                 (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each fairly presented the consolidated financial position, results of operations and cash flow of the Company and the Subsidiaries or the Guarantor Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected to have either individually or in the aggregate a Material Adverse Effect).

                 (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Subsidiaries as at September 30, 1997, including the notes thereto, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations (i) that do not, individually or in the aggregate, have a Material Adverse Effect or (ii) as set forth on Schedule 3.07(c).

                 SECTION 3.08. Absence of Certain Changes or Events. From September 30, 1997 through the date hereof, except as set forth on Schedule
3.08 or disclosed in any SEC Report, there has not been (i) a Material Adverse Effect, (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any entry by the Company or any Subsidiary into any contract material to the Company and the Subsidiaries, taken as a whole,
(iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (v) other than pursuant to the contractual arrangements referred to in Section 3.10 and Annex B, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice or (vi) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, which is reasonably likely to have a Material Adverse Effect.

                 SECTION 3.09.  Absence of Litigation.  Except as set forth on
Schedule 3.09 or disclosed in the SEC Reports, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any Company Benefit Plan, or any property or asset of the Company or any Subsidiary or any Company Benefit Plan, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, has a Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

                 SECTION 3.10. Employee Benefit Plans. (a) With respect to each employee benefit plan, program, arrangement and contract (x) covering one or more current or former officers or employees of the Company or any of its Subsidiaries (including, without limitation, any "employee benefit plan", as defined in Section 3(3) or the Employee Retirement Income

Security Act of 1974, as amended ("ERISA")), whether written or oral, or maintained or contributed to by the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries is a party or could incur liability under Section 4069, 4201 or 4212(c) of ERISA or any material liability under any other applicable law (collectively, the "Company Benefit Plans"), the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Benefit Plan (or a description thereof, if such Company Benefit Plan is not in writing), and any amendments thereto, (iii) each related trust agreement, annuity contract or other funding instrument, (iv) the most recent summary plan description (and summary of material modifications), if a summary plan description (or summary of material modifications) is required, (v) the most recent actuarial report or valuation, if any, and (vi) the most recent determination letter or prototype opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

                 (b) Except as set forth on Schedule 3.10 or as would not have a Material Adverse Effect, individually or in the aggregate, each Company Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

                 (c) Except as set forth on Schedule 3.10 or as would not have a Material Adverse Effect, individually or in the aggregate, each Company Benefit Plan presently complies and has been maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any statutes, orders, rules and regulations that apply to such Company Benefit Plan, including, without limitation, ERISA and the Code. Except as set forth on Schedule 3.10 or as would not have a Material Adverse Effect, individually or in the aggregate, no Company Benefit Plan or related trust or other funding vehicle is liable for any tax under Section 511 of the Code. Except as set forth on Schedule 3.10, with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect, individually or in the aggregate.

                 (d) The Company has made available to Parent (i) copies of all employment agreements with officers of the Company and its Subsidiaries;
(ii) copies of all severance agreements, programs and policies of the Company and its Subsidiaries with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company and its Subsidiaries with or relating to its employees which contain change in control provisions. Schedule 3.10 contains a complete list of such agreements, programs and policies. Schedule 6.06 contains a complete and accurate list of the names of all individuals who are entitled to payments upon a change of control of the Company and the respective amounts to which they are so entitled.

                 (e) Except as set forth on Schedule 3.10 or as otherwise required by law, neither the Company, its Subsidiaries nor any Company Benefit Plan is obligated to provide or provides medical or life insurance benefits to any person who is or becomes a retiree or otherwise is or becomes a former employee of the Company or any of its Subsidiaries.

                 (f) No Company Benefit Plan is a Multiemployer Plan (within the meaning of Section 4001(a)(3) or 3(37) of ERISA), and neither the Company nor any of its Subsidiaries has ever maintained, contributed to or been required to contribute to or participated in any Multiemployer Plan.

                 SECTION 3.11. Labor Matters. Except as set forth in Schedule 3.11, (i) there are no controversies pending, or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, other than controversies which, individually or in the aggregate, do not have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary or, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; and (iii) to the knowledge of the Company, there are no strikes, slowdown, works stoppages or lockouts or, to the knowledge of the Company, threats of any of the foregoing by, or with respect to, any employees of the Company that would have a Material Adverse Effect.

                 SECTION 3.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times set out in the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto that are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule

14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                 SECTION 3.13. Taxes. The Company and the Subsidiaries have properly filed on a timely basis all federal, state, local and foreign tax returns and reports required to be filed and have paid and discharged all taxes shown as due thereon, including, without limitation, the collection and remittance of all amounts required to be withheld by the Company and its Subsidiaries, and have paid all applicable ad valorem taxes as are due, other than (i) such payments as are being contested in good faith by appropriate proceedings as set forth in Schedule 3.13 and (ii) such filings, payments or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 3.13, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for the payment of taxes. Except as set forth on Schedule 3.13, neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith that individually or in the aggregate, would have a Material Adverse Effect.
Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. The Company shall deliver all necessary certificates and documents confirming that no withholding under Section 1445 of the Code is required in connection with the payment for shares of Company Common Stock in the Offer or the Merger. Neither the Company nor any of its Subsidiaries is a party to any tax-sharing or tax-allocation agreement with any third party.

                 SECTION 3.14. Property and Leases. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted with only such exceptions as, individually or in the aggregate, do not have a Material Adverse Effect.

                 (b) Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, do not have a Material Adverse Effect or as set forth in
Schedule 3.14(b) (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed. With respect to each parcel of real property owned by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any material portion of such parcel and (y) there are no outstanding options or rights of first refusal to purchase such parcel or any material portion thereof or interest therein.

                 (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $100,000 during the period of the lease, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except as, individually or in the aggregate, does not have a Material Adverse Effect.

                 SECTION 3.15. Intellectual Property. (a) The Company and the Subsidiaries own, or possess licenses or other valid rights to use, all Intellectual Property that is material to the business of the Company and the Subsidiaries as currently conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing, other than any assertion or claim which, individually or in the aggregate, does not have a Material Adverse Effect. The conduct of the business of the Company and the Subsidiaries as currently conducted does not interfere with, misappropriate, violate or otherwise conflict with any material Intellectual Property rights of third parties, other than conflicts that, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.15, to the knowledge of the Company, neither it nor any Subsidiary has licensed or otherwise permitted the use by any third party of any Intellectual Property on terms or in a manner which, individually or in the aggregate, has a Material Adverse Effect.

                 (b) Schedule 3.15 identifies (i) each unexpired patent or registration which has been issued to the Company or any of its Subsidiaries with respect to any of its Intellectual Property, (ii) each pending patent application or application for registration which the Company or any of the Subsidiaries has made with respect to any of its Intellectual Property, and
(iii) each material license, agreement, or other permission which the Company or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).

                 SECTION 3.16.  Environmental Matters.  Except as disclosed in
Schedule 3.16 and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) to the Company's knowledge, the Company and the Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all governmental permits, licenses and other authorizations required under any Environmental Law, (b) there are no written claims pursuant to any Environmental Law pending or, to the Company's knowledge, threatened, against the Company, (c) the Company has provided Purchaser with copies of any and all environmental assessment or audit reports or other similar studies or analyses generated within the last three years and in the Company's possession, that relate to the Company, and (d) to the Company's knowledge, no real property currently owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance.

                 SECTION 3.17. Brokers. No broker, finder or investment banker (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firm would be entitled to any payment relating to the Transactions.

                 SECTION 3.18. Assets. Except for Permitted Liens and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has good and valid title to or a valid leasehold interest in all of its personal property and all equipment, fixtures, furnishings and other material items of tangible personal property owned or used by the Company are in good operating condition and repair, subject to normal wear and maintenance, and are usable in the regular and ordinary course of the Company's business.

                 SECTION 3.19. Insurance. All material risks of the Company in respect of its business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are reasonable in the context of the businesses and operations engaged by the Company. The Company has paid all premiums due under such policies and is not in default with respect to its obligations under any such policies other than any default that does not, individually or in the aggregate, have a Material Adverse Effect. All programs of self-insurance are listed and described in Schedule 3.19.

                 SECTION 3.20. Takeover Statutes. To the knowledge of the Company, no "fair price," "control share acquisition" or other similar anti-takeover statute or regulation or any applicable anti-takeover provision in the Company's Certificate of Incorporation or By-Laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other Transactions.

                 SECTION 3.21. Expenses. Except for (i) fees and expenses payable to attorneys and accountants, investment banks and financial advisors,
(ii) costs and expenses in connection with the printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, as well as any filing fees relating thereto, and (iii) the payment to holders of

Company Stock Options provided in Section 2.07 and the change of control payments set forth on Schedule 6.06, the Company will not incur any material costs and expenses in connection with the Transactions.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                 Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                 SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have an adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions. Parent owns all of the issued and outstanding shares of Purchaser. On or prior to earlier of the purchase of Shares pursuant to the Offer and the Effective Time, Parent shall be an indirect, wholly owned Subsidiary of Environmental Systems Products Holdings, Inc. a Delaware corporation ("Holdings"), Holdings has conducted no business and has incurred no liabilities, other than, in each case, in connection with the Transactions.

                 SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 SECTION 4.03.  No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require any third-party consents, approvals or authorizations, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have an adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

                 (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or Canadian federal, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have an adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

                 SECTION 4.04. Financing. The Company has received a true and complete copy of (i) a letter of commitment obtained by Parent from CSFB to provide debt financing for the Transactions pursuant to senior secured credit facilities and bridge loans and (ii) a letter of commitment obtained by Parent from Newmall Limited to provide certain equity financing (collectively, the "Financing Commitments"). Assuming that the financing contemplated by the Financing Commitments is consummated in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder will provide sufficient funds to permit Purchaser to acquire all the outstanding shares of Company Common Stock in the Offer and the Merger.

                 SECTION 4.05. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                 SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                 SECTION 4.07. Financial Statements. (a) Parent has furnished the Company with audited balance sheets for the calendar year ended December 31, 1997, together with the related consolidated statements of operations, stockholders' equity and cash flows for the calendar year then ended, together with a report of such entity's accountants with respect thereto (collectively, the "Parent Audited Statements"). Parent has furnished the Company with unaudited interim financial statements for the period ended June 30, 1998 (collectively, the "Parent Unaudited Statements").

                 (b) Each of the Parent Audited Statements and the Parent Unaudited Statements (including any notes thereto) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each fairly presented the consolidated financial position, results of operations and cash flow of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of the Parent Unaudited Statements, to normal and recurring year-end adjustments which are not expected to have either, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of Parent and its Subsidiaries, taken as a whole).

                 (c) Except as and to the extent set forth on the consolidated balance sheet of Parent as at December 31, 1997, including the notes thereto, neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations that do not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of Parent.

                 SECTION 4.08. Absence of Certain Changes or Events. From December 31, 1997 through the date hereof, there has not been a material adverse effect on the business, financial condition, results of operations or prospects of Parent and its Subsidiaries, taken as a whole, and, to the knowledge of Parent, there is no event or prospective event that reasonably would be expected to cause such an effect.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                 SECTION 5.01. Conduct of Business by the Company Pending the Merger. Except as set forth in Schedule 5.01, the Company agrees that, between the date of this Agreement and the Effective Time, the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers, regulators, creditors, lessors, employees, agents and other persons with which the Company or any Subsidiary has significant business relations. Except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

                 (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                 (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary for consideration in excess of $1,000,000 in the aggregate except in the ordinary course of business consistent with past practice or as set forth on Schedule 5.01(b);

                 (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                 (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                 (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof; (ii) except for borrowings under existing credit facilities not to exceed $100,000 in the aggregate and excepting transactions between the Company and any Subsidiary, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person; (iii) except for transactions between the Company and any Subsidiary, make any loans or advances, for an amount in excess of $250,000 in the aggregate; (iv) except as set forth on
         Schedule 5.01(e), authorize capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and the Subsidiaries;
         (v) except as set forth on Schedule 5.01(e), acquire any assets for consideration in excess of $250,000 in the aggregate except in the ordinary course of business consistent with past practice; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

                 (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or, other than in accordance with existing policies and arrangements, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                 (g) other than as required by generally accepted accounting principles, make any change to its accounting policies or procedures;

                 (h) except as provided in Schedule 5.01, settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims; or

                          (i) willfully take any action or omit to take any action that would cause any representation or warranty of the Company herein to become untrue in any material respect.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                 SECTION 6.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following the consummation or the termination of the Offer, as applicable, for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after receiving the advice of independent counsel,
(A) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                 (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                 SECTION 6.02. Proxy Statement. If required by applicable law, the Company shall, within the time period provided in Section 1.01(c) or as soon as practicable following the consummation of the Offer, as applicable, file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC.
Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

                 SECTION 6.03.  Company Board Representation; Section 14(f).
(a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any Affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of the Board as persons designated by Purchaser to constitute the Board to the extent permitted by applicable law.

                 (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                 (c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

                 SECTION 6.04.  Access to Information; Confidentiality.  (a)
In connection with their investigation of the business of the Company, Parent and Purchaser have received from the Company certain estimates, projections and other forecasts for the business of the Company, and certain plan and budget information, including, without limitation, estimates, projections, forecasts, plans or budgets relating to the Company's Remote Sensing Technology. Each of Parent and Purchaser acknowledges (i) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that it is familiar with such uncertainties, (ii) that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (iii) that it will not assert any claim against the Company or any of its Affiliates or any of their respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants or representatives, or hold the Company or any such persons liable with respect thereto, except for claims based on fraud or intentional misrepresentation as to which the foregoing clause (iii) is not applicable. Accordingly, the Company makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 6.04(a).

                 (b) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall promptly furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with (i) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority and (ii) all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

                 (c) Purchaser agrees to be bound by the terms of the confidentiality agreement, dated May 8, 1998 (the "Confidentiality Agreement"), between Parent and the Company as if Purchaser was a party thereto. All information obtained by Parent or Purchaser pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement.

                 SECTION 6.05. No Solicitation of Transactions. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of their officers, directors or agents shall, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any Person relating to an Acquisition

Proposal; provided, however, that nothing contained herein shall prevent the Company or the Board from engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or recommending such an Acquisition Proposal to the stockholders of the Company (or withdrawing or modifying, in any manner adverse to Parent and Purchaser, its approval or recommendation of the Offer, the Agreement, the Merger or any other Transaction), if and only to the extent that (i) the Board determines in good faith, after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) the Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the financial capacity and any other relevant characteristics of the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Transactions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will notify Parent and Purchaser immediately if any inquiries, proposals or offers are received by, any such information is requested from, or any such discussion or negotiations are sought to be initiated or continued with any of its officers, director or agents, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent and Purchaser informed, on a current basis, on the status and material terms of any such proposals or offers and the status of any such negotiations or discussions. "Acquisition Proposal" shall mean (i) any proposal or offer from any person relating to any direct or indirect acquisition or purchase of (A) all or a substantial part of the assets of the Company, or (B) over 15% of the voting securities of the Company; (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act that if consummated would result in any person beneficially owning 15% or more of the voting securities of the Company; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the Transactions.

                 (b) Nothing contained in this Section 6.05 shall prohibit the Company or Parent from taking and disclosing to their respective shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or issuing a communication that meets the requirements of Rule 14d-9(e) promulgated under the Exchange Act.

                 SECTION 6.06. Employee Benefits Matters. Annex B hereto sets forth certain agreements among the parties hereto with respect to the Plans and other employee benefits matters.

                 SECTION 6.07. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions (collectively, "Indemnification Provisions") no less favorable with respect to indemnification than are set forth in Article 8 of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. Parent hereby agrees that, for a period of six years from the Effective Time, it shall absolutely and unconditionally guarantee the prompt performance and satisfaction of all obligations of the Surviving Corporation under the Indemnification Provisions.

                 (b) Parent and the Surviving Corporation each shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that if the existing policies expire, are terminated or canceled during such period Parent or the Surviving Corporation will obtain substantially similar policies. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $232,000 in the aggregate); provided, however, that, in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for $464,000 in aggregate annual premiums.

                 SECTION 6.08. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and
(ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                 (b) If any "fair price," "control share acquisition" or other similar anti-takeover statute or regulation or any applicable anti-takeover provision in the Company's Certificate of Incorporation or By-Laws is or may become applicable to the Company or the Transactions, each of Parent and the Company and its Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

                 (c) The Company hereby consents to the making by Parent or an Affiliate of Parent of tender offers (the "Debt Tenders") for the Company's outstanding 9-1/8% Senior Notes due 2001 and its 9-5/8% Senior Subordinated Notes due 2003 (the "Notes"). The Company agrees to reasonably assist Parent or such Affiliate in the timely completion of the Debt Tenders and, without limiting the generality of the foregoing, to promptly provide Parent or such Affiliate with all information and documentation concerning the Company and the Notes as Parent or such Affiliate may reasonably request in connection with the making of the Debt Tenders.

                 SECTION 6.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

                 SECTION 6.10. Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

                 SECTION 6.11  Expenses.  (a) Except as set forth in Section
8.03 and in Section 6.11(b), whether or not the Offer or Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such cost or expense, except that the expenses incurred in connection with printing and mailing the Offer Documents, the Schedule 14D-9 and the Proxy Statement, as well as any filing fees relating thereto, shall be shared equally by Parent and the Company.

                 (b) The Company has estimated that it will incur approximately $8,500,000 of costs and expenses in connection with the Transactions (including fees and expenses payable to attorneys and accountants, investment banks and financial advisors in connection therewith). The Company agrees that it shall not incur costs and expenses in excess of such amount without obtaining the prior approval of Parent.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

                 SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law;

                 (b) No Order. No United States or Canadian federal, state or provincial governmental authority or other agency or commission or United States or Canadian federal, state or provincial court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) (a "Governmental Order") which is then in effect and has the effect of prohibiting consummation of the Merger; and

                 (c) Offer. Either (i) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer or (ii) the conditions to the Offer (other than the Minimum Condition) shall have been satisfied.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the
         Company:

                 (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company;

                 (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any United States or Canadian federal, state or provincial court of competent jurisdiction or other United States or Canadian federal, state or provincial governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

                 (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition (other than the Minimum Condition or the condition specified in paragraph (g) of Annex A) set forth in Annex A hereto, Purchaser shall have (A) terminated the Offer without having accepted any Shares for payment thereunder or (B) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction in order to approve or recommend any other Acquisition Proposal, or shall have resolved to do any of the foregoing;

                 (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 5 Business Days after the initial public announcement of Purchaser's intention to commence the Offer, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 75 calendar days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the

         Company of any material representation or warranty of it contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction in order to approve or recommend any other Acquisition Proposal; or

                 (e) If the vote of the stockholders of the Company is required by applicable law, by either Parent, Purchaser or the Company if this Agreement and the Merger shall not have been approved by the required vote of the Company's stockholders at the Stockholders' Meeting, or any adjournment thereof.

                 SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall have no further effect, and there shall be no further liability on the part of any party hereto, except (i) as set forth in Sections 6.04, 8.03 and 9.01 and
(ii) nothing herein shall relieve any party from liability for any breach hereof.

                 SECTION 8.03. Fees and Expenses. (a) In the event that (x) this Agreement is terminated pursuant to Section 8.01(c)(ii) or 8.01(d)(ii) and
(y) at the time of such termination a third party shall have made an Acquisition Proposal and such Acquisition Proposal shall not have been rejected by the Company and withdrawn by such third party then, the Company shall pay Parent promptly (but in no event later than three Business Days after receipt of a request from Parent), in cash a fee (the "Termination Fee") in the amount of $12,500,000.

                 (b) In the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent and the Purchaser for the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate.

                 SECTION 8.04. Amendment. Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto,
(ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                 SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II and Sections 6.06 and 6.07 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(b) and 8.03 shall survive termination indefinitely.

                 SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                 if to Parent or Purchaser:

                          Environmental Systems Products, Inc.
                          7 Kripes Road
                          East Granby, Connecticut  06026
                          Fax: (860) 653-4731
                          Attention:   Mr. Terrence P. McKenna,
                                       President and Chief Executive Officer

                 with a copy to:

                          Shaw Pittman Potts & Trowbridge
                          2300 N Street, N.W.
                          Washington, D.C.  20037
                          Fax: (202) 663-8007

                          Attention:  Richard I. Ansbacher, Esq.
                                      Elisabeth J. Harper, Esq.

             if to the Company:

                          Envirotest Systems Corp.
                          6903 Rockledge Drive
                          Bethesda, Maryland  20817
                          Fax: (301) 530-9538
                          Attention:  Mr. Mark Thomas,
                                      Executive Vice President and
                                      Chief Development Officer

             with a copy to:

                          Shearman & Sterling
                          599 Lexington Avenue
                          New York, New York  10022
                          Fax:  (212) 848-7179
                          Attention:  Peter D. Lyons, Esq.

             SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

             (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

             (b) "Beneficial Owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares
         (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

             (c) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

             (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

             (e) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health;

             (f) "Guarantor Subsidiaries" means the following Subsidiaries of the Company: Envirotest Technologies, Inc., Envirotest Illinois, Inc., Remote Sensing Technology, Inc., Envirotest Systems Corp. (a corporation incorporated in the State of Washington), Envirotest Acquisition Corp. and Envirotest Partners.

             (g) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation;

             (h)          "Intellectual Property" shall mean (a)
         inventions, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (b) statutory invention registrations, patents, patent registrations and patent applications and all improvements to the inventions covered in each such registration, patent or application, (c) trademarks, service marks, trade dress, logos, trade names and corporate names (in each case, registered or otherwise), including all associated goodwill, and registrations and applications for registration thereof, (d) copyrights

         (registered or otherwise) and registrations and applications for registration thereof, (e) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (f) trade secrets and confidential business information (including, without limitation, ideas, formulas and composition, technology (including, without limitation, know-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (g) computer software programs and hardware, and (h) all rights to sue for present and past infringement of any of the Intellectual Property Rights hereinabove set out.

                  (i) "knowledge" or "known" means, as for the Company with respect to any matter in question, the best knowledge (after reasonable inquiry of persons who, by virtue of their positions, could reasonably be expected to have such knowledge of the subject matter) of the directors and executive officers of the Company and the Subsidiaries;

                  (j) "Material Adverse Effect" means the result of one or more events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, the financial condition, results of operations or prospects of the Company and its Subsidiaries and Holdings, Parent, Purchaser and their Subsidiaries, taken as a whole;

                  (k) "Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

                  (l)     "SEC" means the U.S. Securities and Exchange
         Commission;

                  (m) "SEC Rules" means any rule, regulation or interpretation of the SEC or the staff thereof; and

                  (n) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent, Holdings, Purchaser or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.04(c) and 6.10, all prior statements, agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 1.03, 2.07, 6.06 and 6.07 (which is intended to be for the benefit of each of the persons covered thereby and may be enforced by such persons).

                  SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state court.

                  SECTION 9.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        ENVIRONMENTAL SYSTEMS PRODUCTS, INC.



                                        By /s/ DAVID J. LANGEVIN
                                           ------------------------------------------
                                             Name: David J. Langevin
                                             Title: Executive Vice President and
                                                    Chief Financial Officer




                                        STONE RIVET, INC.



                                        By /s/ DAVID J. LANGEVIN
                                           ------------------------------------------
                                             Name: David J. Langevin
                                             Title: Executive Vice President and
                                                    Financial Officer




                                        ENVIROTEST SYSTEMS CORP.



                                        By /s/ CHESTER C. DAVENPORT
                                           ------------------------------------------
                                            Name: Chester C. Davenport
                                            Title: Chairman of the Board

                                                                         ANNEX A



                            Conditions to the Offer



                 Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (x) the Minimum Condition shall not have been satisfied, (y) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (z) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                 (a) there shall have been any judgment, order or injunction entered or issued by any United States or Canadian federal, state or provincial court or governmental, administrative or regulatory authority or agency of competent jurisdiction that (i) materially prohibits or limits the ownership or operation by Parent or Purchaser, of all or a material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or compels Parent, Purchaser the Company or the Subsidiaries, to dispose of or hold separate all or a material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, in each case as a result of the Transactions; (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the Shares pursuant to the Offer or the consummation of the Offer or the Merger; (iii) results in a material delay in, or prevents, the acceptance of Shares for payment, payment for purchase of some or all the Shares tendered pursuant to the Offer; or (iv) imposes limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions;

                 (b) a Material Adverse Effect shall have occurred and be continuing;

                 (c) any representation or warranty of the Company in this Agreement that is qualified by reference to a Material Adverse Effect shall not be true and correct or any representation or warranty of the Company in this Agreement that is not so qualified shall not be true and correct so as to have a Material Adverse Effect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date);

                 (d) the Company shall have failed to perform, or comply with, any agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure has a Material Adverse Effect;

                 (e) this Agreement shall have been terminated in accordance with its terms;

                 (f) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

                 (g) there shall have occurred and be continuing (a) any general suspension of trading in securities on the New York or American Stock exchanges or in the NASDAQ National Market System (other than circuit breakers), (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war or other similar international or national calamity or emergency, directly or indirectly involving the United States, (d) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, (e) in the case of the foregoing clauses
         (c) and (d), a material escalation or worsening thereof, or (f) any other material adverse change in banking or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be.

                 The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition and, subject to the terms and conditions of the Agreement, may be waived by Parent and Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         ANNEX B


                           Employee Benefits Matters


1.       In General

                 Parent hereby agrees that, for a period of one year immediately following the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain employee benefit plans, programs, contracts and arrangements for the benefit of active and retired employees of the Company and its Subsidiaries immediately prior to the Effective Time (including those on leave of absence or disability immediately prior to the Effective Time) which in the aggregate will provide compensation and benefits that are at least substantially equivalent to the compensation and benefits provided to such active and retired employees under the employee benefit plans, programs, contracts and arrangements of the Company and its Subsidiaries as in effect immediately prior to the Effective Time and that have been disclosed or made available to Parent, other than employee benefit plans, programs, contracts or arrangements providing for stock options, stock purchase rights, restricted stock or other stock-based compensation. From and after the Effective Time, Parent shall honor, and shall cause the Surviving Corporation and its Subsidiaries to honor all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries in accordance with their terms and as in effect immediately prior to the Effective Time which are applicable to any current or former employees or directors of the Company or any of its Subsidiaries and that have been disclosed or made available to Parent, other than contracts, agreements, arrangements, policies, plans or commitments providing for stock options which shall be treated in the manner set forth in Section 1.03 or 2.07, as applicable.

2.       Service Recognition

                 Employees of the Company and its Subsidiaries immediately prior to the Effective Time (including those on leave of absence or disability immediately prior to the Effective Time) shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or to prevent a plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code from being so qualified.

3.       Certain Payments

                 Immediately following the purchase of Shares pursuant to the Offer in accordance with Section 1.01, Parent or the Surviving Corporation shall make payments as set forth in Schedule 6.06 to the employees listed therein.